Exhibit 24

                               CONSENT OF KPMG LLP

The Board of Directors
Meritage Corporation:

We consent to incorporation by reference in Registration Statement No. 333-58793 on Form S-3 and Registration Statements Nos. 33-38230, 333-37859 and 333-75629 on Forms S-8 of Meritage Corporation of our report dated February 8, 2000, relating to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 which appears in the December 31, 2000 annual report on Form 10-K of Meritage Corporation.

                                        /s/ KPMG LLP


Phoenix, Arizona
March 28, 2001